SOUTHWEST AIRLINES REPORTS JANUARY TRAFFIC

DALLAS, TEXAS – February 5, 2016 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its January preliminary traffic statistics. The Company flew 8.9 billion revenue passenger miles (RPMs) in January 2016, an increase of 11.1 percent from the 8.0 billion RPMs flown in January 2015. Available seat miles (ASMs) increased 7.8 percent to 11.5 billion in January 2016, compared with January 2015 ASMs of 10.7 billion. The January 2016 load factor was a record for the month of January at 77.5 percent, compared with 75.2 percent in January 2015. Based on these results and current trends, the Company continues to expect its first quarter 2016 operating revenue per ASM (RASM) to be in line with first quarter 2015.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company’s financial outlook and projected results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the Company’s ability to timely and effectively maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; and (iv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JANUARY
	2016	2015	Change
Revenue passengers carried	8,897,041	8,213,566	8.3%
Enplaned passengers	10,924,106	10,036,531	8.8%
Revenue passenger miles (000s)	8,941,796	8,048,209	11.1%
Available seat miles (000s)	11,544,677	10,709,292	7.8%
Load factor	77.5%	75.2%	2.3 pts.
Average length of haul	1,005	980	2.6%
Trips flown	103,660	99,769	3.9%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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SW-T